Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.
OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 _________	July 20, 2009	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 _________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, NC 27601

Re:    Capital Bank Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Capital Bank Corporation, a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 500,000 shares of common stock of the Company (the “Shares”), no par value per share, for issuance under the Company’s Deferred Compensation Plan for Outside Directors, as amended and restated effective November 20, 2008 (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Articles of Incorporation of the Company, as amended; the Bylaws of the Company, as amended; the minutes of the Board of Directors of the Company relating to the reservation and issuance of the Shares; the Proxy Statement for the Company’s 2009 annual shareholders’ meeting regarding the proposal of the amendment of the Plan for shareholder approval; the minutes of the 2009 annual shareholders’ meeting approving the amendment to the Plan; and such other corporate documents, records, and matters of law as we have deemed appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such documents. We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the reservation and issuance of the Shares pursuant to the Plan.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares that are being registered pursuant to the Registration Statement have been duly authorized, and when issued and duly delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, such shares will be validly issued, fully paid, and non-assessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.